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March 10, 1998



Mercantile Bancorporation Inc.
P.O. Box 524
St. Louis, Missouri  63166-0524

Re: Form S-8 -- 787,500 Shares of Mercantile Bancorporation Inc. Common Stock, $0.01 Par Value and attached Preferred Share Purchase Rights of Mercantile Bancorporation Inc.
      ----------------------------------------------------------------------

Ladies and Gentlemen:

      We refer you to the Registration Statement on Form S-8 filed by Mercantile Bancorporation Inc. (the "Company") on March 10, 1998 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, pertaining to the proposed issuance by the Company of up to 787,500 shares of the Company's common stock, $0.01 par value (the "Shares"), and attached Preferred Share Purchase Rights of Mercantile, for issuance to optionees under (i) the Mercantile Bancorporation Inc. Voluntary Deferred Compensation Plan for Non-Employee Affiliate Directors and Advisory Directors (the "1996 Plan"), (ii) the Mercantile Bancorporation Inc. Amended and Restated Voluntary Deferred Compensation Plan (the "1997
Plan") and (iii) the Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (the "1998 Plan" and, together with the 1996 Plan and the 1997 Plan, the "Mercantile Plans"). In rendering the opinions set forth herein, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Articles of Incorporation and Bylaws, as amended and currently in effect, the resolutions adopted by the Executive Committee of the Company's Board of Directors relating to the Plans, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we assumed: the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies; the authenticity of the originals of all such latter documents; and the correctness of statements submitted to us by officers and representatives of the Company.

      Based only on the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of the State of Missouri; and


2. The Shares to be issued by the Company pursuant to the Registration Statement have been duly authorized by the Company and, when issued by the Company in accordance with the Plans, will be duly and validly issued and will be fully paid and nonassessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,



                                             /s/ Thompson Coburn